                TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

      THIS AGREEMENT is made as of this _17_th day of _Feb_, 2005, by and between WM Trust I, WM Trust II and WM Variable Trust, each a Massachusetts business trust, and WM Strategic Asset Management Portfolios, LLC, a Massachusetts limited liability company (the "Trusts") and WM Shareholder Services, Inc. (the "Transfer Agent"), a Washington corporation.

      WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, each Trust desires that the Transfer Agent perform certain transfer agent and shareholder services for each series of each Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

      WHEREAS, the Transfer Agent is willing to perform such services on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. RETENTION OF THE TRANSFER AGENT.

      Each Trust hereby retains the Transfer Agent to perform for the Trust transfer agent services as set forth below. The Transfer Agent also agrees to perform for each Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. The Transfer Agent shall perform such additional services as are provided in an amendment to this Agreement hereof, in consideration of such fees, if any, as the parties hereto may agree.

            (a) Shareholder Transactions

                  (i) Process shareholder purchase and redemption orders in accordance with conditions set forth in each Trust's prospectus(es) and Statement of Additional Information.

                  (ii) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

                  (iii) Issue confirmations in compliance with applicable laws and/or regulations.

                  (iv)  Issue periodic statements for shareholders.

                  (v)   Process transfers and exchanges.

                  (vi) Act as a service agent and process dividend payments, including the purchase of new shares, through dividend reimbursement.

                  (vii) Record the issuance of shares and maintain pursuant to
                        Rule 17Ad-10(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act") a record of the total number of shares of each Portfolio which are authorized, based upon data provided to it by the Trust, and issued and outstanding.

                  (viii) Perform such services as are required to comply with
                        Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules").

                  (ix) Monitor short-term trading in shares of the Portfolios, and reject any exchange purchase if, in the judgment of the Transfer Agent the transaction would adversely affect the Fund or its shareholders, in accordance with the Portfolio's then-applicable market timing policy and procedures.

                  (x) Administer and/or perform all other customary services of a transfer agent.

            (b) Shareholder Services

                  (i) Respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts.

                  (ii) Mail to Shareholders of the Portfolios, all reports to Shareholders, dividend and distribution notices and proxy material for the Funds' meetings of Shareholders. In connection with meetings of Shareholders, WMSS will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

                  (iii) Maintain all shareholder records for each account in each Portfolio.

                  (iv) Produce detailed history of transactions through duplicate or special order statements upon request.

                  (v)   Record shareholder account information changes.

                  (vi) Record non-monetary information on shareholder accounts, including maintenance of correspondence.

                  (vii) Prepare and distribute appropriate Internal Revenue
                        Service forms for shareholder income and capital gains, including issuance of tax withholding reports to the Internal Revenue Service.

                  (viii)Issue tax withholding reports to the Internal Revenue
                        Service.

            (c) Compliance Reporting

                  (i) Maintain reports for tracking rights of accumulation and purchases made under a letter of intent.

            (d) Dealer/Load Processing (if applicable)

                  (i) Provide reports for tracking rights of accumulation and purchases made under a letter of intent.

                  (ii) Account for separation of shareholder investments from transaction sale charges for purchase of Portfolio shares.

                  (iii) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

                  (iv) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases on a load Portfolio.

2. SUBCONTRACTING.

      The Transfer Agent may, at its expense and upon prior approval from the Trusts, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Transfer Agent shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Transfer Agent shall be responsible, to the extent provided in Section 7 hereof, for all acts and omissions of such subcontractor, including any acts or omissions of a subcontractor that would result in liability of the Transfer Agent under Section 7 hereof if taken or omitted by the Transfer Agent directly, as if such acts or omissions were its own.

3. COMPENSATION.

      The Trusts shall pay for the services to be provided by the Transfer Agent under this Agreement in accordance with, and in the manner set forth in, Schedule B attached hereto, as such Schedule may be amended from time to time.

      If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Transfer Agent's compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Transfer Agent's compensation for the preceding month shall be made promptly upon receipt of invoice from the Transfer Agent.

4. REIMBURSEMENT OF EXPENSES.

      In addition to paying the Transfer Agent the fees described in Schedule B attached hereto, the Trusts agree to reimburse the Transfer Agent for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

   (a) All freight and other delivery and bonding charges incurred by the Transfer Agent in delivering materials to and from the Trust or shareholders;

   (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by the Transfer Agent in communication with the Trust or shareholders (including network connectivity), the Trust's investment adviser or custodian, dealers or others as required for the Transfer Agent to perform the services to be provided hereunder;

   (c) The cost of microfilm or microfiche, or COOL storage of records or other materials;

   (d) The cost of printing and generating confirmations, statements and other documents and the cost of mailing such documents to shareholders and others;

   (e) All reasonable fees charged and expenses incurred by the Transfer Agent in connection with its performance, on behalf of the Trusts, of the AML Services (as defined in Section 23 hereof);

   (f) Any additional expenses reasonably incurred by the Transfer Agent in the performance of its duties and obligations under this Agreement other than networking fees, including, but not limited to: bank, federal wire, and ACH fees, regulatory compliance, escheatment, disaster recovery, NSCC charges, proxy solicitation, temporary staff and/or overtime, as deemed necessary by the Transfer Agent.

   (g) All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Trusts.

Provided, however, that the out-of-pocket expenses payable hereunder shall not exceed $5.31 per open account per annum.

5. EFFECTIVE DATE.

      This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the "Effective Date").

6. TERM OF THIS AGREEMENT.

      The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of one year. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

      With respect to each Trust, this Agreement may be terminated without the payment of any penalty by either party upon (180) days' written notice thereof given by the Trust to the Transfer Agent and upon one hundred eighty (180) days' written notice thereof given by the Transfer Agent to the Trust(s).

      Notwithstanding the foregoing, after such termination for so long as the Transfer Agent, with the written consent of the Trust(s), in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Transfer Agent and unpaid by the Trust(s) upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Transfer Agent shall be entitled to collect from the Trust(s), in addition to the compensation described in Schedule B, the amount of all of the Transfer Agent's cash disbursements for services in connection with the Transfer Agent's activities in effecting such termination, including without limitation, the delivery to the Trust(s) and/or its designees of each Trust's property, records, instruments and documents.

7. STANDARD OF CARE.

      The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. The Transfer Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. The Transfer Agent shall be liable for any damages arising directly or indirectly out of the Transfer Agent's failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of the Transfer Agent's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 7, the term "the Transfer Agent" shall include directors, officers, employees and other agents of the Transfer Agent as well as the Transfer Agent itself.)

      Without limiting the generality of the foregoing or any other provision of this Agreement, (i) the Transfer Agent shall not be liable for losses beyond its reasonable control, provided that the Transfer Agent has acted in accordance with the standard of care set forth above; and (ii) the Transfer Agent shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that the Transfer Agent reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated persons of the Transfer Agent who may otherwise be named as an authorized representative of the Trust for certain purposes).

      The Transfer Agent may apply to the Trusts at any time for instructions and may consult with counsel for the Trusts or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Transfer Agent's duties hereunder, and the Transfer Agent shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

8. INDEMNIFICATION.

      The Trusts agree to indemnify and hold harmless the Transfer Agent from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which the Transfer Agent takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that the Transfer Agent reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the

Trust (other than an employee or other affiliated person of the Transfer Agent who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse the Transfer Agent under this Article 8 to the extent that the Transfer Agent is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

      The Transfer Agent shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of the Transfer Agent's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 8, the term "the Transfer Agent" shall include directors, officers, employees, subcontractors and other agents of the Transfer Agent as well as the Transfer Agent itself.)

      The Transfer Agent further agrees to indemnify and hold harmless the Trusts against any Losses arising directly or indirectly out of (i) the Transfer Agent's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder, (ii) any breach by the Transfer Agent of any material provision of this Agreement, or
(iii) any breach by the Transfer Agent of a representation, warranty or covenant made in this Agreement. This indemnity agreement shall be in addition to any liability which the Transfer Agent may otherwise have. (As used in this Article 8, the term "Trusts" shall include trustees, directors, officers, employees and other agents of each Trust, respectively, as well as the Trusts themselves.)

9. RECORD RETENTION AND CONFIDENTIALITY.

      The Transfer Agent shall keep and maintain on behalf of the Trusts all books and records which the Trusts and the Transfer Agent are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. The Transfer Agent further agrees that all such books and records shall be the property of the Trusts and to make such books and records available for inspection by the Trusts or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trusts and its shareholders.

      Without limiting the foregoing, the Transfer Agent expressly agrees that:

      (a) "nonpublic personal information" relating to "consumers" and "customers" of the Trust (as those terms are defined in Regulation S-P) provided by or at the direction of the Trusts to the Transfer Agent, or collected or retained by the Transfer Agent in the course of performing its duties as administrator will be kept confidential. The Transfer Agent will not use, disclose, sell or in any way transfer such nonpublic personal information to any person or entity, except as necessary to perform its obligations under this Agreement, at the direction of the Trusts or otherwise as required or permitted by law;

      (b) it will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trusts. The Transfer Agent will adhere to the privacy policy and procedures of the Trust and its respective policies and procedures governing information security. The Trusts reserve the right to audit the Transfer Agent to ensure compliance with such policies and procedures and applicable privacy laws; and

      (c) at the request of the Trusts, the Transfer Agent will provide the Trustees with periodic reports outlining its policies and procedures governing information security and the implementation of such policies and procedures. The Transfer Agent will promptly report to the Trusts any material changes to these policies and procedures before, or promptly after, the adoption of such changes.

10. FORCE MAJEURE.

      The Transfer Agent shall not be liable for any damage, loss of data, delay or any other loss caused by events beyond its reasonable control, including any power failure or machine breakdown, acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, except that in the event of any such power failure or machine breakdown, the Transfer Agent shall be liable for actual out-of-pocket costs caused by any such power failure or machine breakdown, and shall use commercially reasonable best efforts to recover the data in process that is assumed lost during any power failure and to limit such damages, loss of data, delays or other losses.

11. RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

      All records and other data except computer programs and procedures developed to perform services required to be provided by the Transfer Agent are the exclusive property of the Trusts and all such records and data will be furnished to the Trusts in appropriate form as soon as practicable after termination of this Agreement for any reason. The Transfer Agent may at its option at any time, and shall promptly upon the Trusts' demand, turn over to the Trusts and cease to retain the Trusts' files, records and documents created and maintained by the Transfer Agent pursuant to this Agreement which are no longer needed by the Transfer Agent in the performance of its services or for its legal protection or as otherwise required by law. If not so turned over to the Trusts,
(1) such documents and records will be copied and complete copies shall be delivered to the Trusts by the Transfer Agent as soon as reasonably practical, and (2) the original documents and records will be retained by the Transfer Agent for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trusts unless the Trusts authorize in writing the destruction of such records and documents.

12. REPRESENTATIONS OF THE TRUSTS.

      Each Trust certifies to the Transfer Agent that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust, respectively, and, when executed and delivered by each Trust, will constitute a legal, valid and binding obligation of that Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13. REPRESENTATIONS OF THE TRANSFER AGENT.

      The Transfer Agent represents and warrants that: (1) the various procedures and systems which the Transfer Agent has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trusts and the Transfer Agent's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by the Transfer Agent and, when executed and delivered by the Transfer Agent, will constitute a legal, valid and binding obligation of the Transfer Agent, enforceable against the Transfer Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

14. INSURANCE.

      The Transfer Agent shall furnish the Trusts with pertinent information concerning the professional liability and fidelity bond insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels/limits and deductible amounts. The Transfer Agent shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. The Transfer Agent shall notify the Trusts of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trusts from time to time as may be appropriate of the total outstanding claims made by the Transfer Agent under its insurance coverage.

      Further, the Transfer Agent shall furnish the Trusts with a Certificate of Insurance or a copy of the policy evidencing such coverage, which insurance shall name the Trust as an Insured Investment Company under the policy, and shall contain a 60-day "cancellation" clause and a "changes in exposure" clause. Such policy shall be primary coverage as between the Transfer Agent and the Trusts and such insurance coverage shall not limit the liability of the Transfer Agent to the Trusts for any damages. In the event of any payment of damages to the Trusts, the Transfer Agent hereby waives any right to be subrogated to the rights of the Trusts against any third party.

15. INFORMATION TO BE FURNISHED BY THE TRUSTS.

            The Trusts have furnished, or will furnish upon request, to the Transfer Agent the following:

            (a) Copies of the Declaration of Trust (in the case of WM Strategic Asset Management Portfolios, LLC, a Certificate of Organization) and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

            (b)   Copies of the following documents:

                        (1)   Each Trust's Bylaws and any amendments thereto;
                              and

                        (2) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Transfer Agent thereunder.

            (c) A list of all the officers of each Trust, together with specimen signatures of those officers who are authorized to instruct the Transfer Agent in all matters.

            (d) Copies of the Prospectus and Statement of Additional Information
                for each Portfolio.

16. AMENDMENTS TO AGREEMENT.

      This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

      For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively assume that any special procedure which has been approved by the Trusts does not conflict with or violate any requirements of its Declaration of Trust (or other organizations documents) or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

17. COMPLIANCE WITH LAW.

      Except for the obligations of the Transfer Agent otherwise set forth herein, the Trusts assume full responsibility for the preparation, contents and distribution of each prospectus of the Trusts as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trusts represent and warrants that no shares of a Trust will be offered to the public until such Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

18. NOTICES.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trusts, at _______________________; and if to the Transfer Agent, at ________________________; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. ASSIGNMENT.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, and any assignment in violation of this section will be void. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20. GOVERNING LAW.

      This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the provisions thereof relating to conflicts of law. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21. LIMITATION OF LIABILITY.

      A copy of the Declaration of Trust of each Trust (in the case of WM Strategic Asset Management Portfolios, LLC, a Certificate of Organization) is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trusts[, respectively,] and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trusts (or if the matter relates only to a particular Portfolio, that Portfolio), and the Transfer Agent shall look only to the assets of the Trusts, or the particular Portfolio, for the satisfaction of such obligations.

22. MULTIPLE ORIGINALS.

      This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23. AML SERVICES.

      (a) The Trusts hereby delegate to the Transfer Agent the performance, on behalf of each Trust, of the anti-money laundering services (the "AML Services") set forth in Schedule C to this Agreement as concerns the shareholder accounts maintained by the Transfer Agent pursuant to the Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking; and omnibus accounts). The Transfer Agent agrees to the foregoing delegation and agrees to perform the delegated services in accordance with the anti-money laundering program that has been adopted by the Trust (the "AML Program). In connection therewith, the Transfer Agent agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trusts' AML Program and the requirement that the Trusts employ procedures reasonably designed to achieve compliance with the applicable anti-money laundering laws (the "Applicable AML Laws"), including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act as required by applicable laws and/or regulations.

      (b) The Trusts agree and acknowledge that, notwithstanding the delegation provided for in the foregoing paragraph, the Trusts maintain full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trusts, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      (c) In connection with the foregoing delegation, the Trusts also acknowledge that the performance of the AML Services enumerated in Schedule C involves the exercise of discretion, which in certain circumstances may result in consequences to the Trusts and their shareholders, respectively, (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under the circumstances in which the AML Program authorizes the taking of certain actions, the Transfer Agent is granted the discretion to take any such action as may be authorized, and consultation with the Trusts shall not be required in connection therewith unless expressly required by the AML Program, and (ii) the Trusts instruct the Transfer Agent that it may rely on any safe harbor from civil liability that may be available to it under Applicable AML Laws for making a disclosure or filing a report thereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              WM TRUST I, WM TRUST II AND WM VARIABLE TRUST, AND WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC

                              By: ________________________________________
                                     William G. Papesh, President

[NOTE: Confirm signatory on behalf of each Trust]

                              WM SHAREHOLDER SERVICES, INC.

                              By: _________________________________________
                                     Debra C. Ramsey, Sr. Vice President

                                   SCHEDULE A

        TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
               WM TRUST I, WM TRUST II AND WM VARIABLE TRUST, AND
                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC
                                       AND
                          WM SHAREHOLDER SERVICES, INC.

                                TRUST PORTFOLIOS

WM TRUST I:

      Mid Cap Stock Fund

      High Yield Fund

      U.S. Government Securities Fund

      Income Fund

      Tax-Exempt Bond Fund

      Equity Income Fund

      Growth & Income Fund

      West Coast Equity Fund

      Money Market Fund

      Tax-Exempt Money Market Fund

      REIT Fund

      Small Cap Value Fund

WM TRUST II:

      Short Term Income Fund

      California Insured Intermediate Municipal Fund

      California Municipal Fund

      Growth Fund

      Small Cap Growth Fund

      International Growth Fund

      California Money Fund

WM VARIABLE TRUST:

      REIT Fund

      Mid Cap Stock Fund

      Money Market Fund

      Short Term Income Fund

      U.S. Government Securities Fund

      Income Fund

      Equity Income Fund

      Growth & Income Fund

      Growth Fund

      West Coast Equity Fund

      Small Cap Growth Fund

      International Growth Fund

      Small Cap Value Fund

WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC:

      Strategic Growth Portfolio

      Conservative Growth Portfolio

      Balanced Portfolio

      Flexible Income Portfolio

      Conservative Balanced Portfolio

                                   SCHEDULE B

        TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
              WM TRUST I, WM TRUST II AND WM VARIABLE TRUST, AND WM
                   STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC
                                       AND
                          WM SHAREHOLDER SERVICES, INC.

                                FEES AND EXPENSES

FEES:

A. The Transfer Agent shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as the Transfer Agent shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

                                    PER ACCOUNT PER ANNUM(1)
                                    ------------------------
Open Accounts                               $  20.00
Closed Accounts                             $   1.25

Fees include:

      -     Shareholder and Broker Servicing

      -     Transaction Processing, Correspondence, and Research

      -     Settlement and Reconciliation

      -     Corporate Actions

      -     Tax Reporting and Compliance

      -     NSCC Support (excluding any fees paid to NSCC)

      -     Management Company and Broker/Dealer Support

B. Retirement Account Fees

      In addition to the fees set forth above, the Transfer Agent shall receive an annual per account maintenance fee as follows:

Fees Paid by Funds:
      Individual Retirement Accounts                        $ 10.00
Fees Paid by Shareholders:(*)
      Simple IRA Accounts                                   $ 10.00
      403(b) Accounts                                       $ 10.00
      Medical Savings Accounts                              $ 10.00

* Fees waived if account balances exceed $10,000 at the time the fee is assessed

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.

----------
(1) No fees shall be payable by WM Variable Trust hereunder.

SCHEDULE C

        TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
      WM TRUST I, WM TRUST II AND WM VARIABLE TRUST, AND WM STRATEGIC ASSET
                           MANAGEMENT PORTFOLIOS, LLC
                                       AND
                          WM SHAREHOLDER SERVICES, INC.

                                  AML SERVICES

a. Designate an employee of the Transfer Agent to serve as AML Compliance Officer to perform such services and satisfy such requirements as are set forth in the Trusts' AML Program.

b. Respond promptly to Financial Crimes Enforcement Network (FinCEN) requests about accounts or transactions by reporting to FinCEN the identity of the specified individual or organization, the account number, all identifying information provided by the account holder when the account was established, and the date and type of transaction, after providing notice to the Trusts.

c. Share information with the Trusts, and other financial institutions as requested by the Trusts, regarding those suspected of terrorism and money laundering for the purposes of identifying and reporting activities that may involve terrorist acts or money laundering activities in compliance with Applicable AML Laws as permitted by applicable laws and/or regulations.

d. Identify and verify the identity of all shareholders upon the opening of new accounts in compliance with Applicable AML Laws.

e. Perform a risk-based analysis to determine whether to perform additional due diligence to verify the identity of shareholders with accounts that may pose a greater risk of terrorism or money laundering activity, such as foreign accounts, domestic or foreign corporate or business entity accounts, domestic or foreign trust accounts, offshore accounts, intermediary accounts, accounts in high risk and non-cooperative jurisdictions, and senior foreign government or public official accounts in compliance with Applicable AML Laws.

f. Check shareholders against the Treasury's Office of Foreign Assets Control ("OFAC") list of "Specifically Designated Nationals and Blocked Persons List," and similar lists of terrorists received from governmental agencies, and place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as required by Applicable AML Laws.

g. To the extent required by applicable laws and/or regulation, provide notices to shareholders, prior to the opening of an account or trading authority is granted, that the Transfer Agent will request information, from either the shareholder or a third party, to verify the identity of the shareholder in compliance with Applicable AML Laws.

h. Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trusts' AML Program.

i. Maintain the confidentiality of any reports provided to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent in compliance with Applicable AML Laws.

j. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trusts' AML Program, and make the same available for inspection by (i) the Trusts' AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trusts' AML Compliance Officer.

k. Arrange for periodic reviews of the Transfer Agent operations related to the AML Services, at least annually, of the Transfer Agent operations related to the AML Services, which reviews are performed by internal auditors not involved in the day-to-day operation of the Transfer Agent anti-money laundering program or other qualified independent auditors chosen by the Transfer Agent.

l. Develop and implement an ongoing employee training program providing training, at least annually, with regard to how to identify red flags and signs of terrorism or money laundering activities, what to do if such a red flag is identified, the Transfer Agent's AML record retention policies, and the consequences of not complying with the requirements of the Transfer Agent's AML policies and procedures.

m.    Perform such other related services as are required by the AML Program.

                                   SCHEDULE D

        TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
      WM TRUST I, WM TRUST II AND WM VARIABLE TRUST, AND WM STRATEGIC ASSET
                           MANAGEMENT PORTFOLIOS, LLC
                                       AND
                          WM SHAREHOLDER SERVICES, INC.

                                   AML REPORTS

Following each quarterly period, the Transfer Agent will provide a report to the Trusts to the following effect pertaining to the AML Services rendered by the Transfer Agent hereunder during such quarterly period:

-     performed good order review for all new and reregistered accounts;

-     performed acceptance review for all monetary instruments received;

-     verified customer address changes;

- verified customer identification for all new accounts and all name changes on existing accounts;

- monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

- monitored all accounts for suspicious activity, resulting in the filing of Form SAR reports during the period;

- reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control, resulting in the freezing and reporting of accounts during the period; and

- maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all the Transfer Agent transfer agent services.

The following items will be provided if the Trusts fall under the related USA PATRIOT Act provisions:

- performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts, resulting in declined account openings; and

- performed required due diligence on any new correspondent accounts opened during the period, resulting in closed correspondent accounts.